Exhibit 99.1

Naugatuck Valley Financial Corporation Reports First Quarter Results
And Announces Cash Dividend for the Quarter Ended March 31, 2009

Naugatuck, CT, April 23, 2009.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $369,000 for the quarter ended March 31, 2009 versus net income of $454,000 for the quarter ended March 31, 2008, a decrease of $85,000 or 18.7%.  Earnings per share for the quarters ended March 31, 2009 and March 31, 2008 were $.05 and $.06, respectively.

In addition, the Board of Directors of the Company has declared a cash dividend for the quarter ended March 31, 2009, of $.05 per share to stockholders of record on May 6, 2009.  Payment of the cash dividend will be made on or about June 2, 2009.  Naugatuck Valley Mutual Holding Company, the Company’s mutual holding company, has waived receipt of the dividend.

John C. Roman, President and CEO commented: “Our core performance remains strong in spite of the reduction in earnings as compared to the first quarter of 2008. Our net interest income continues to rise, our asset quality remains strong and we have funded increases to our loan loss reserve in this difficult economy.  The Board has voted to reduce the quarterly dividend from the $.06 paid in the past four quarters to $.05 in order to keep dividend payments in line with earnings.”

Net Interest Income

Net interest income for the quarter ended March 31, 2009 totaled $3.7 million compared to $3.3 million for the quarter ended March 31, 2008, an increase of $373,000 or 11.3%.  The increase in net interest income is due to an increase in the average balances of interest earning assets of 15.0%, partially offset by a decrease in the average rate earned on these assets of 61 basis points.  The increase in interest earning assets is attributed primarily to an increase in the loan portfolio.  The average balances in the loan portfolio increased by 17.5%.  The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio, due in part to the efforts of our business development officers to grow market share and attract new customers.  The average balances of deposits increased by 14.4% and the average balance of borrowings increased by 24.6%.  The average rates paid on these deposits and borrowings decreased by 58 basis points, resulting in a decrease in interest expense of $131,000, or 3.7%.  The increases in the average balances of deposits and borrowings were primarily used to fund increased loan demand.  The largest increases in deposits were in certificates of deposit, followed by smaller increases in savings accounts and checking accounts, partially offset by a decrease in money market accounts.

Credit Quality

The Bank recorded an increase in the provision for loan losses from $162,000 for the three months ended March 31, 2008 to $285,000 for the three months ended March 31, 2009 due to the increasing size of the loan portfolio, a change in the mix of the portfolio towards commercial loans which are generally riskier than one-to-four family loans, and general economic conditions.

Non-performing loans totaled $2.4 million at March 31, 2009 compared to $2.7 million at December 31, 2008.  The decrease was primarily due to one loan being transferred to other real estate owned, along with another loan that was brought current.  There was a 10% increase in the level of classified assets from December 31, 2008 to March 31, 2009 resulting from a recent review of our loan portfolio.

Noninterest Income

Noninterest income was $706,000 for the quarter ended March 31, 2009 compared to $627,000 for the quarter ended March 31, 2008, an increase of 12.6%. The largest increase in noninterest income was in gain on sale of investments which was partially offset by decreases in income from investment advisory services and fees for services related to deposit accounts.  The gain on sale of investments was due to the sale of our entire municipal bond portfolio.

Noninterest Expense

Noninterest expense was $3.6 million for the quarter ended March 31, 2009 compared to $3.2 million for the quarter ended March 31, 2008.  The increase was primarily the result of increases in FDIC insurance expense, compensation costs, computer processing costs, directors compensation and office occupancy over the 2008 period.  The increases were partially offset by a decrease in advertising expense.

Selected Balance Sheet Data

Total assets were $542.7 million at March 31, 2009 compared to $535.4 million at December 31, 2008, an increase of $7.3 million or 1.4%.  Total liabilities were $495.1 million at March 31, 2009 compared to $489.8 million at December 31, 2008.  Deposits at March 31, 2009 were $379.7 million, an increase of $16.7 million or 4.6% over December 31, 2008.  Borrowed funds decreased from $119.1 million at December 31, 2008 to $110.9 million at March 31, 2009.  The increase in deposits was primarily used to fund growth in loans.

Total stockholders’ equity was $47.7 million at March 31, 2009 compared to $45.6 million at December 31, 2008, due to net income of $369,000 for the three month period, dividends of $158,000 paid to stockholders, a net decrease to the unrealized loss on available for sale securities of $1.8 million and $63,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.  At March 31, 2009, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

About Naugatuck Valley

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	March 31,	December 31,
	2009	2008
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$6,456	$8,214
Investment in federal funds	11,728	33
Investment securities	53,185	63,844
Loans receivable, net	440,010	431,976
Deferred income taxes	2,788	2,833
Other assets	28,567	28,486

Total assets	$542,734	$535,386

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$379,722	$363,026
Borrowed funds	110,903	119,148
Other liabilities	4,453	7,623

Total liabilities	495,078	489,797

Total stockholders' equity	47,656	45,589

Total liabilities and stockholders' equity	$542,734	$535,386

SELECTED OPERATIONS DATA
	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$7,088	$6,846
Total interest expense	3,415	3,546
Net interest income	3,673	3,300

Provision for loan losses	285	162

Net interest income after provision for loan losses	3,388	3,138

Noninterest income	706	627
Noninterest expense	3,598	3,205

Income before provision
for income taxes	496	560
Provision for income taxes	127	106

Net income	$369	$454

Earnings per common share - basic and diluted	$0.05	$0.06

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended March 31,
	2009	2008
	(Unaudited)

Return on average assets	0.27%	0.38%
Return on average equity	3.17	3.56
Interest rate spread	2.77	2.80
Net interest margin	2.87	2.96
Efficiency ratio (2)	81.98	81.41

ASSET QUALITY RATIOS:	At March 31,	At December 31,
	2009	2008
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$3,143	$2,869
Allowance for loan losses as a percent of total loans	0.71%		0.66%
Allowance for loan losses as a percent of nonperforming loans	133.18%		107.13%
Net charge-offs (recoveries) to average loans outstanding during the period	0.00%	(0.01	) %
Nonperforming loans	$2,360	$2,678
Nonperforming loans as a percent of total loans	0.53%		0.62%
Nonperforming assets	$2,583	$2,678
Nonperforming assets as a percent of total assets	0.48%		0.50%

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000